UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 27, 2005

Cooper Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-04329	344297750
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 Lima Avenue, Findlay, Ohio		45840
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	419-423-1321

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 27, 2005, Cooper Tire & Rubber Company (the "Company") announced that an agreement had been reached for the Company to obtain 51 percent ownership in Cooper Chengshan (Shandong) Passenger Tire Co. Ltd. and Cooper Chengshan (Shandong) Truck Tire Company, Ltd. This agreement also includes a 25 percent ownership position for the Company in the steel cord factory which is located adjacent to the tire manufacturing facility in Rongchen City, Shandong, China. The Company's total cash investment will approximate $70 million.

The two new companies together, which will be formed upon governmental approval of the transaction, were known as Shandong Chengshan Tire Company, Ltd. ("Chengshan") of Shandong, China. Chengshan is the third largest Chinese-owned tire manufacturer with expected replacement, OE, and export sales in 2005 of approximately $500 million. The company manufacturers passenger car and light truck radial tires as well as bias commercial tires primarily under the brand names Chengshan and Austone.

The agreement is subject to a number of government and regulatory approvals in China, but is expected to be finalized by year end.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release, dated October 27, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Tire & Rubber Company

October 27, 2005	By:	James E. Kline

Name: James E. Kline
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated October 27, 2005